UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934, as amended

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Strategic Hotels & Resorts, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Shareholder Letter and Investment Summary

MAY 2009

STRATEGIC HOTELS & RESORTS, INC. (NYSE: BEE) is owner and asset manager of world-class hotels and resorts in North America and Europe. We were founded on principles of disciplined asset management and value creation employing a life-cycle driven portfolio approach. The company currently owns or has investments in 19 hotels with a total of 8,358 rooms.

CORE STRENGTHS:

Premium properties barriers to entry and limited new supply, forming a strong real-pinning the company’s Exceptional management systems providing cost enhancement which supplement our branded managers’ capabilities. A sound balance sheet the near-term challenges.

Portfolio favorably cash flow and property recover.

KEY FINANCIAL DATA:*

locations ($ IN MILLIONS except per share results with ) 2008 high 2007

Consolidated Revenue $974 .9 $967.6 Comparable foundation EBITDA $234 .2 under $273.7 Comparable . FFO / $1 Share .27 $1.64 backed NORTH AMERICAN by HOTELS operating 2008 2007 controls Occupancy and 71 . revenue 6% 75.8% ADR $259. 59 $254.

RevPAR $185.87 $192. Total Rev PAR $352. 43 $365. structured Property EBITDA to 24 Margin weather .6% 26.2%

of current credit

EUROPEAN HOTELS 2008 2007

Occupancy 76.6% 81.7% ADR to rapidly $346.43 $327.

valuations RevPAR as $265 markets .37 $267.

Total RevPAR $379.35 $384. Property EBITDA 39 Margin .3% 39.4%

NOTE: North American Hotel comparisons include 13 properties owned for the entire years of 2007 and 2008. European Hotel comparisons include four properties owned for the entire years of 2007 and 2008 which excludes the Renaissance Le Parc which was purchased in 2007.

PORTFOLIO INFORMATION: 19 Hotels & Resorts, 8,358 Rooms

2008 COMPARABLE EBITDA BY CATEGORY:

Ocean Front Hotels

38%

Urban Hotels

62%

2008 COMPARABLE EBITDA BY GEOGRAPHY:

United States

71%

Europe 16%

Mexico 13%

TO OUR SHAREHOLDERS:

The lodging industry is currently among the most challenged real estate segments of the U.S. economy. Lagging consumer confidence and restrained corporate spending are having a damaging effect on all aspects of our industry. The notion of corporate extravagance associated with high-end hotels, fueled by political hyperbole and rhetoric, has compounded the negative impact to our properties. Although we are realistic about the extent of future demand, we believe that dynamic destinations for hosting large group meetings are an essential business forum, and that the perception of extravagance will eventually moderate and demand for luxury hotels and resorts will ultimately rebound.

WE TOOK EARLY ACTION

In the meantime, we continue to execute the plans that were established in late 2007 to ensure that the company is positioned to manage through a worst-case economic scenario; although few could have predicted the series of intertwined events that have led to the current economic malaise, from which it appears no one is exempt. Here is our progress to date:

Six months ago, we set out the goal of ensuring access to sufficient liquidity to meet our needs through the recession. In March of this year, we announced that the amendment was complete, incorporates modified terms that are durable and demonstrates the strong support of our banking relationships.

Last year, we executed plans by taking a new approach to marketing and pricing during these difficult times. The results are outstanding as measured by consistent and superior performance in property RevPAR growth as compared with the overall market. On average last year, our growth outperformed the broader luxury market by 2.6 percentage points.

In late 2007, we initiated have significantly changed the way we do business at our hotels. The resulting profit improvement has been impressive, with a greater than 15 percent reduction in hotel level staffing, which includes a 15 percent reduction in our fixed operating costs. We identified cost efficiencies in every hotel activity. When our profit margins are appropriately adjusted to reflect differences in revenue sources, we outperform the margins of our REIT peers by over four percentage points.

During the first quarter of cost reductions in response to the change in our business focus. We reduced our staff by 28 percent and the annual level of our corporate general and administrative expenses by over 20 percent.

And finally, although the provides greater security, we recognize that the uncertainties of today’s market require us to seek additional capital.

During 2008, we began a process to bolster our equity base through the disposition of selected hotels. We closed the sale of the Hyatt Regency Phoenix in July of 2008 for $96 million and continue to aggressively pursue other sales, in what is among the most challenging transaction markets in recent history. Given the quality level of our individual properties, we believe that even in today’s tough environment, we will see a wider audience of buyers, at better yields, than the more commoditized lodging product.

We have a solid roadmap that takes us through the end of the recession. We also take pride in our highly professional hospitality and finance management teams, their ability to continue to successfully execute our innovative and bold near-term contingency plans, and their flexibility and experience cost to react to containment unforeseen events and circumstances. strategies

THE INVESTMENT OPPORTUNITY

Our strong conviction about the long-term value of our business is bolstered by an unparalleled collection of world-class real estate assets and a supply-constrained competitive environment. The investment opportunity in Strategic Hotels & Resorts can be summarized in five simple points:

www.strategichotels.com

NYSE: BEE

1. We own the top collection of high-end hotels in the public lodging space: Lodging demand is closely linked to GDP growth and the effects of a contracting economy are readily apparent in the top line results of our industry. History would suggest that, although the luxury segment has led the markets into recessions, likewise, it will lead the industry into recovery; a trend that was experienced following both the 1990-1991 and 2001 real estate downturns. This is particularly encouraging for our hotel portfolio which has historically outperformed luxury industry revenue growth metrics.

2. New high-end hotel development is constrained by illiquidity in the credit markets: The dearth of new rooms in the future will contribute to revenue growth outperformance when market demand increases in tandum with improvements in the overall economy. In the meantime, supply growth remains well under control in each of our markets. Forecasters expect growth in the luxury market to be less than two percent of existing rooms over the next three years with a high probability that some projects in the early stages of development will be delayed or cancelled due to high construction costs and tight credit markets.

3. Cost reductions today will lead to rapid profit expansion in a recovery: Our success in redesigning hotel operating costs positions us to produce greater operating leverage and profitability on rising revenues. We have been out in front of this recession by vigorously attacking costs since August of 2007. Our redesign of the cost platform has substantially reduced what was historically referred to as “fixed costs” of operating a hotel. We have the discipline, internal skills, and relationships with our branded operators to keep many of these costs from returning as the rebound unfolds with the inevitable flow-throughs on increased revenues leading to higher margins.

4. An amended line of credit and no debt maturities until 2011 take us through the toughest part of the cycle: We have confidence in the structural elements of our balance sheet. But we are not stopping with this. Our high quality portfolio gives us the greatest potential in today’s tough environment to raise efficiently priced equity through carefully controlled hotel sales that would provide added contingency.

5. Market economics will eventually drive values toward replacement cost: Notwithstanding the low availability in financing or increases in capitalization rates, real estate economics argues that new supply will not enter the marketplace until values more closely resemble replacement cost. Today, our replacement cost is a significant multiple of the value represented by our stock price. And it is important to keep in mind, that while we trade at a premium valuation per room compared to others, our cash flow per room is more than twice as high as our REIT peers.

Despite our optimism about the future, we are pragmatists. As such, we fully expect that the current market will continue to challenge us for an extended period and that the financing and operating model for a public REIT may be undergoing permanent structural changes. While our plan satisfies near- term liquidity considerations, it importantly establishes the basis for a longer-term capability to recapitalize as may be necessary in order for our company to be better suited for an investment world that is likely to be more risk-averse than in the recent past. Our commitment to shareholder value is as great as ever and our single focus is to protect and enhance value, while managing risk in these uncertain markets. We have a portfolio of high-end and desirable properties in good physical condition. We have the skills to outperform our peers in both demand generation and cost containment. At the same time, we cannot predict either the depths of the recession or when we will see GDP growth and its positive impact on demand. As a result, we are prepared to face a rapidly changing economic environment ensuring that our properties are optimally positioned and that we are taking all possible actions to strengthen our balance sheet.

We wish to thank all of our stakeholders – our lenders, employees, customers, business partners and you, our shareholders – for your continued interest and support during these difficult times.

Sincerely,

Laurence S. Geller, James E. Mead,

President and CEO Executive Vice President and CFO

Shareholder Letter and Investment Summary

ANALYST COVERAGE:

Deutsche Bank
Chris Woronka
(212) 250-5815

Green Street Advisors, Inc.
John Arabia
(949) 640-8780

JMP Securities
Will Marks
(415) 835-8944

Keefe, Bruyette & Woods
Smedes Rose
(212) 887-3696

Raymond James & Associates
William Crow
(727) 567-2594

Robert W. Baird & Co.
David Loeb
(414) 765-7063

UBS Securities LLC
William Truelove
(212) 713-8825

Wachovia Securities
Jeffrey Donnelly
(617) 603-4262

BOARD OF DIRECTORS:

William A. Prezant, Chairman
Robert P. Bowen
Michael W. Brennan
Kenneth Fisher
Laurence S. Geller
James A. Jeffs
Richard D. Kincaid
Sir David M.C. Michels

EXECUTIVE OFFICERS:

Laurence S. Geller, President and CEO

James E. Mead, Executive Vice President and Chief Financial Officer

Richard J. Moreau, Executive Vice President, Asset Management

Stephen M. Briggs, Senior Vice President, Chief Accounting Officer

Paula C. Maggio, Senior Vice President, Secretary and General Counsel

CORPORATE HEADQUARTERS:

200 West Madison Street, Suite 1700
Chicago, IL 60606
(312) 658-5000

INVESTOR CONTACT:

Ryan M. Bowie
Vice President and Treasurer
(312) 658-5000
info@strategichotels.com

www.strategichotels.com

LISTED SECURITIES:

NEW YORK STOCK EXCHANGE
BEE – Common Stock
BEE.A – Series A Preferred Stock
BEE.B – Series B Preferred Stock
BEE.C – Series C Preferred Stock

Property Images (in order shown)
Hotel del Coronado - Coronado, CA
InterContinental Chicago - Chicago, IL
Ritz-Carlton Half Moon Bay - Half Moon Bay, CA
Ritz-Carlton Laguna Niguel - Dana Point, CA
Westin St. Francis - San Francisco, CA

STRATEGIC
Hotels & Resorts

This document contains forward-looking statements concerning the current economic recession, future demand, hotel property values and new competition that are subject to risk and uncertainty. Reference is made to "Risk Factors" in the Company's Form 10-K annual report for the year ended December 31, 2008 for discussion of certain factors, including conditions in the hotel industry, the economic recession and the financial markets, that might cause actual results to differ materially from those set forth in the forward-looking statements. We undertake no obligation to update any forward-looking statements to reflect future events. Reconciliation for non-GAAP measures can be found in the 2008 year-end press release and supplemental financials contained in the Company's Form 8-K filed February 27, 2009.